Exhibit 99.2

LARGE SCALE BIOLOGY CORPORATION
2nd  Quarter 2005 Earnings Release Conference Call

LARGE SCALE BIOLOGY CORPORATION
August 9, 2005
2:00 pm PT

Operator:

Good afternoon.  My name is Shayla and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Large Scale Biology Corporation Second Quarter 2005 Earnings Release Conference Call hosted by Robert Erwin, Chairman of the Board; Kevin Ryan, President and Chief Executive Officer; Michael Centron, Vice President of Finance and Administration; and Dr. Daniel Tusé, Vice President of Business Development.  All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period.  If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad.  If you would like to withdraw your question press the Pound key.  Thank you.

Mr. Ryan, you may begin your conference.

Kevin Ryan:

Thank you very much.  Good afternoon everyone and thank you for your interest in Large Scale Biology and joining our conference call.  Shortly, Mike Centron will be on the call and replacing Ron Artale who had a personal family emergency and could not be attending on this call.  Let me just say that Ron’s efforts in the second quarter have continued to bring us solid prospects going forward both in the business side and the financial side.  Mike?

Michael Centron:

Thank you, Kevin.  Good afternoon everyone.  Welcome to Large Scale Biology’s Second Quarter conference call.  Before we get started, I would like to remind you that during the course of this conference call we may make forward-looking statements that involve risks and uncertainties relating to future financial or business performance.  Financial metrics like estimates of revenue or size and potential of markets for our products are examples of such forward-looking statements.  Such statements are based on our current expectations and are subject to uncertainties that may cause actual results to vary materially from projections we make today.  Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements.  Please refer to Large Scale Biology’s recent filings with the SEC including our own Form 10-K which contains additional information on the uncertainties and risk factors related to our business under the heading “Factors That May Affect our Business and Elsewhere.”

Today we issued a press release announcing our Second Quarter 2005 financial results.  If you would like to receive a copy of this press release, please call Large Scale Biology at 707-469-2332.  A live web cast of this call and a recorded replay may be accessed through our web site at www.lsbc.com.  Now, I’ll turn the call over to Kevin Ryan, our CEO and President.

Kevin Ryan:

Thank you, Mike.  LSBC’s second quarter reflected progress in all areas of our business.  If you look at the biomanufacturing segment of our business we obtained a new supply and distribution agreement with EMD Biosciences, a division of the German Merck Corporation.  We expanded a manufacturing program with Planet Biotechnology.

In terms of proprietary products, we reached an R&D agreement with Bayer on lysosomal acid lipase, a proprietary product upon which we have very strong confidence in its contributions to improving health care.  Orphan Drug Designation from the FDA was received on LAL for Wolman’s Disease and cholesterol storage disorders.

In terms of Predictive Diagnostics, with our partner PerkinElmer, new biomarkers were discovered for Alzheimer’s Disease which shows great promise in conjunction with PerkinElmer and Rush University Medical Center.  In addition - financing - management stood up for financing opportunities in the quarter based on the outstanding prospects that we believe are before us and will be realized in the third and fourth quarters.

Dr. Grabowski at Cincinnati Children’s Hospital Center achieved pre-clinical milestones on LAL which continues to further our confidence in the product.

As we look at the future, the financing that we had hoped to have closed in the second quarter but actually came five working days later as announced on our August 8 press release, we’ve established an equity credit line for $15.0 million which is key in our program going forward to build on the opportunities that are presented to us.

In all areas of the business, we believe we have not single opportunities but we’re in a position right now to have competitive players for these opportunities on our proprietary product line.  Extensive negotiations took place in the second quarter that we fully believe will be realized with agreements on product and on biomanufacturing and Predictive in the third and fourth quarter.

With that, let me please turn this over to Mike to go through the numbers and then we’ll be open for your questions upon his conclusion.

Michael Centron:

Thank you, Kevin.  Revenues in the Second Quarter of 2005 were a little under $0.7 million, an increase of $0.3 million over the same period last year and a $0.2 million increase over the First Quarter 2005.  The year-over-year increase was primarily a result of earned revenue payments in conjunction with our research and development collaboration with Bayer on our lysosomal acid lipase or LAL enzyme replacement therapy product initiative.  In addition, the increase was due to our molecular evolution work with USAMRIID (the U.S. Army Medical Research Institute of Infectious Diseases), which began in the late fall 2004.  First half revenues were $1.1 million, up about $0.4 million over the first six months of last year.  The year-over-year increase is mainly the aforementioned Bayer collaboration and USAMRIID revenues.

Operating costs and expenses in the second quarter 2005 were $4.5 million, about the same as last year.  LSBC’s net loss per share was <$0.13> in the quarter ending June 2005.  That compares with a <$0.13> loss per share in the same period last year and a <$0.13> loss per share last quarter, the quarter ending March 2005.  Year to date operating costs and expenses were $8.9 million, down about $0.2 million from last year’s first six months mainly in general and administrative expense.

Basic and diluted average shares outstanding for the quarter ending June 2005 were 31,507,000 and for the six months ended June 2005 they were 31,454,000.

Cash and marketable securities at the close of June 30, 2005 was under a million, $362,000.  However, on August 5, 2005, LSBC secured a three-year equity line of credit for up to $15.0 million from Brittany Capital Management, Ltd.  There are certain limiting conditions on the equity line including a maximum 6.4 million aggregate number of common shares issuable to Brittany unless the Company seeks and obtains stockholder approval.  There are also limitations to the number of shares that may be put or that Brittany may want to beneficially hold at any time.  In addition to our press release, there are other details and we would encourage interested shareholders to see the company’s SEC Form 8-K that will be filed this week.  Also, we received $1.0 million in bridge term loan financing from our CEO Kevin Ryan and our Chairman Robert Erwin.  Important details are in our press release and additional information on this loan financing will be available in a Form 8-K filing this week as well.

Thank you. With that concluding our formal remarks, I’ll open our conference call to your questions.

Operator:

At this time, I would like to remind everyone, in order to ask a question please press Star then the number 1 on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Please hold for your first question.  Your first question comes from Brian Marshall of molecularfarming.com.

Brian Marshall:	Hello, can you hear me?

Kevin Ryan:	Hi Brian, how are you doing?

Brian Marshall:

Hello, Kevin.  Can I ask for an update on what is happening with all the various protein candidates, specifically Aprotinin, in the pharmaceutical side as well as the research grades - ENZAGAL™?  Anything more that you can give us on LAL; the vaccines with Schering-Plough and the interferons that were mentioned a couple of conference calls ago?

Kevin Ryan:	Yes, Brian; and to that, most effectively, Dr. Tusé will respond.

Daniel Tusé:	Hello, Brian. How are you?

Brian Marshall:	Hello, Daniel.

Daniel Tusé:	Thanks for joining us. I’m sure it’s very late where you are.

Brian Marshall:	Well no, it’s just about 10:15 at night.

Daniel Tusé:	Ah, all right.

Kevin Ryan:	But the sun’s still shining, isn’t it?

Daniel Tusé:

Let me try to give you a composite answer.  You asked about all our molecules in essence.  As you know, Brian, since you’ve been following us for a number of years, we’ve been somewhat opportunistic in the products we’ve expressed and planned and the ones that look the best were taken to the next stage, the next stage really being defined by the commercial opportunity.

In some cases like NHL, I know this has come up before - where did that program go after having gotten into the clinic?  We had some excellent initial safety results and the original markers were suggesting that could be a very effective product.  But to go from where we are to an approved product would take tens of millions of dollars.  So, products like NHL, in spite of the original and early progress, were put on not permanent hold but sort of temporary hold pending financing.  And I’m pleased to say without giving too much detail that there’s some new - a number of investors and groups that are still interested in that product and we’re looking at alternative financing strategies to make sure that program doesn’t stall.  So, although we’re not working on NHL right now because of the cash flow problem here, I think that it still has life and it could become a very interesting product going forward.

Other kinds of products that we pursue fairly aggressively including biogenerics or biosimilar such as aprotinin or interferons which you’re well acquainted with, we have shown that we can manufacture these molecules very easily in large volumes if needed with great efficiencies.  But the fact that we did not have clinical data with them suggests that the risk was pretty high especially in view that biogenerics, at least in the U.S., Brian, as you know, doesn’t really have a defined regulatory path.  So, even though those programs are still in discussion with potential partners, there is a certain level of risk that makes their partnering a little bit more protracted than we envisioned but they’re still moving forward.  As a rule of thumb, I can tell you that looking - although we can make a broad range of biosimilar or biogenerics, our latest interest is really to look for molecules that are rather unique and that can be preferentially made by our core technology.  I think that’s the nexus we need to exploit.

Although we can make these two molecules, if you will, with Freedom to Operate to get around the cell or microbial production patents, as I said the partnering the commercialization on the near term are becoming questionable and therefore, we don’t want to belabor the efforts here and we want to put our money where the best opportunities are.  We have continued to expand their collaborations in the non-pharma uses of aprotinins and we are still continuing our work on improved interferons as you know with the government, and those programs are proceeding rather well.

Let me just focus on the molecules that I think might be of interest to the audience for just the ones that have the best chance of moving forward all the way out to the clinic and eventually into the marketplace.  And I know Kevin mentioned lysosomal acid lipase which is by the way a prime example of a novel molecule with a potential to become a truly novel product, not a biogeneric or a “me-too” molecule.

Over the past several months, we’ve issued several press releases as I’m sure you’ve all read summarizing the excellent progress we’ve made with LAL.  LAL, for those of you who are not acquainted with it yet, is a naturally occurring human enzyme involved in metabolism of cholesteryl esters and triglycerides.  Certain genetic defects that cause a deficiency in LAL can lead to serious and even life-threatening complications.  Also, because the enzyme breaks down cholesterol and triglyceride stores that can lead to arterial plaque, supplementation of LAL via infusion could help treat atherosclerosis without surgery or stents.

As you also recall, we obtained a worldwide exclusive license to the molecule and its uses from the Cincinnati Children’s Hospital Research Foundation and have been hard at work developing this candidate product in collaboration with its discoverer, Dr. Gregory Grabowski at Cincinnati Children’s.  To date, we have done extensive process development and we now have a scalable method of manufacturing LAL to pharmaceutical specifications and are currently evaluating the quality and stability of the product.  Dr. Grabowski has been using LSBC produced LAL for some time now in pre-clinical animal studies to verify the efficacy and initial safety spectrum of the molecule.  So far, Brian, I can report that all of this work has yielded very encouraging results and we are now ready to move the program forward.  Our strategy is to develop LAL first to certain smaller specialty markets that fall within the FDA’s Orphan Drug definition and subsequently to move into larger, mainstream markets with an appropriate commercial partner.  The rationale for doing this is two-fold.

First, products for smaller markets require smaller clinical trials and especially in those cases where there’s no good current therapy for those indications, the time-to-clinic and the time-to-market can be compressed saving both development time and money.  And second, data generated in these orphan trials can help support development efforts for products that would serve more complex or larger populations such as atherosclerosis, whose clinical and regulatory requirements and the time and cost to approval would be substantial.  So this two-step strategy makes a great deal of sense for a company of LSBC’s size and resources.

To that end, as you also know, just a couple of weeks ago LSBC was awarded Orphan Designation for its recombinant and human LAL from the Office of Orphan Products Development of the FDA.  This designation was received without amendment in less than 60 days post application.  The designation puts LAL on the list to treat LAL deficiencies broadly defined.  And in fact, the designation was for LAL deficiencies, not for any particular category or disease.  So, as we succeed - if - I should say when we succeed and get product approval for one or more orphan indications, we will do so under the Orphan Drug Status and Marketing approval which affords us seven years of market exclusivity for these products.  At this point, we have not selected nor have we announced publicly which orphan indications we plan on pursuing.  We are keeping our options open until we conclude development of our clinical and regulatory plans, an effort that is now ongoing and should be completed by the end of September or early October.

In terms of partnering, we announced at the end of April that we had entered into a paid collaboration with Bayer Bioscience.  Bayer and LSBC have co-funded the initial phases of the LAL program and LSBC, I’m happy to report has met or exceeded all the program milestones on time and within budget.  The next step for Bayer is to commit itself to the clinical development portion of the program, a decision that we anticipate them making sometime this fall.

So, we are understandably very pleased with how our LAL effort has progressed.  This product could offer new hope to those suffering rare disorders that are not adequately treated today and LAL also offers a potential new modality to manage cardiovascular disease, one of our biggest killers and one of the most expensive to control I might add and posing a multi-billion dollar burden on the health care system.

In terms of our other molecules, alpha Galactosidase or ENZAGAL™ is still undergoing pre-clinical and toxicology review and we plan to make a decision about that product by the end of this year; but things are on track otherwise.  There is still discussion with interested parties on the pharma uses of aprotinin, use of interferon alphas, but I have nothing to report to you today.  Those discussions are essentially ongoing.  By the way, last year’s announcement that we could manufacture interferons very efficiently was in part to indicate that we have manufacturing capabilities for improved interferons developed in collaboration between LSBC and the Department of Defense in our joint molecular evolution program.  We also have made quite a bit of progress with our vaccine development platform.  Much of this was funded through Federal grants from NIST.

And we have also made substantial progress in the development of broadly acting Human Papilloma Virus vaccine candidates that we intend to again focus on first for orphan or specialty market indications.  That HPV program which is conducted in collaboration with the University of Louisville and other centers who have moved forward towards the clinic pending adequate financing.

In addition to our own molecules in development, LSBC is also co-developing molecules of interest to us and/or our partners and clients.  For example we have a collaboration that we have announced with Icon Genetics in Germany wherein we are applying the combination of each company’s gene expression and downstream extraction and purification expertise and intellectual property to tackle a difficult to make therapeutic.  We also have announced continuing biomanufacturing alliances to make products of interest to our clients, a prime example being Planet Biotech.  Co-development and biomanufacturing alliances are important components of our business at least for the time being since we have adapted to take on these projects in Owensboro.

I would also like to conclude on a note about our product strategy because I know I have been called about this and have received emails about it, so I might as well just comment.  As LSBC transitions from a platform company to a product focused company, we have explored several product opportunities.  Some have stalled for technical reasons or inadequate financing, some such as LAL, our interferon evolution program, HPV and several others are moving forward.  Having insufficient cash devoted to advance our lead products into the clinic which has been the case in the past several years has created, which by the way would have created partnering leverage, has been a challenge.  Now we have new financing and new opportunity to go along with that.  We have pioneered I think it’s fair to say biomanufacturing successfully and very unique ways and our technical staff should be very proud of their collective achievements.  With this renewed financing vehicle comes a chance to review our pipeline strategy and focus more systematically on the best and most attractive product opportunities.  We are beginning a process to prioritize our pipeline that is much more rigorous and much more disciplined than any process we’ve applied before and this will help us use the new financing wisely.  So, I hope I have adequately answered your question, Brian.  If I missed something, please remind me and I’ll be happy to offer my comments.

Operator:	Again, if you would like to ask a question please press Star then the number 1 on your telephone keypad. Your next question comes from Peter Sugarman, private investor.

Kevin Ryan:	Hi, Peter.

Peter Sugarman:

Hi, good afternoon gentlemen.  Could I just ask a question about cash flow?  Because I was under the impression that in one of your conference calls last year, you had suggested that annual cash spend would fall from the then current levels towards $12.0 million a year.  And we still seem to be with a relatively high cash burn given the financing that’s available to you.

Kevin Ryan:

Well Peter, I think our cash right now, cash flow is about - between $750,000 and $800,000 a month.  So, very energetic schedule of opportunities are being handled at reduced cash flow about one-third so far.  And as we progress with our Predictive Diagnostics subsidiary and the opportunities that present itself there, we will continue to improve on that cash flow.  So cash requirements as we stand today certainly are down significantly from 12 months ago.

Peter Sugarman:	Maybe I misunderstood what you said during the call. Was the - what was the figure that you quoted for the first half?

Kevin Ryan:	Well, the first half cash flow? Yeah, I don’t think we did. But it started in the first quarter above that $1.0 million per month and has cycled down to the current $750,000 to $800,000 a month.

Peter Sugarman:	Okay, maybe I just misunderstood.

Kevin Ryan:	So, Peter, we’re on the right trail.

Peter Sugarman:	Good. And would you characterize it as fair to say that three conference calls ago you were rather more bullish on aprotinin - pharmaceutical grade aprotinin than you seem to be today?

Kevin Ryan:

That’s a fair statement.  We’re as confident as we are in the product’s performance.  The interest levels by people that had showed interest for whatever reason have waned a bit.  I personally expect one to return now that major corporation has undergone its significant merger with another company and they’re turning back to looking at product pipelines rather than business.  On the other hand, we certainly have demonstrated that our product before the FDA did that with a potential partner that our product exceeds, actually exceeds the standards of a product that’s currently marketed.  And for whatever reason for nationalistic reasons or to try to build internally on the buy-make decision, I think that corporation will see the opportunity of beating their own timeframe.

So, I’m positive on Aprotinin.  The progress has been impaired by issues outside our control and now a couple of those issues have been solved with those major companies; so, we’ll be back at them.  We have no lack of confidence in the product.

Peter Sugarman:	No, I think it’s been difficult given the financing that’s available obviously to push the (unintelligible) as you would have liked.

Kevin Ryan:	Sure.

Peter Sugarman:	Well, I wish you very good luck in the next six months, gentlemen.

Kevin Ryan:	Thank you very much, Peter.

Operator:	Your next question comes from Brian Marshall, molecularfarming.com.

Brian Marshall:	Hello, Daniel again. You asked and I was cut off and didn’t get a chance to reply. Schering-Plough’s animal vaccines - can you give us an update?

Kevin Ryan:

I think Schering is still in the process of evaluating the molecules that we have made in animal studies and until those studies are concluded and they get back to us about the next steps, there’s nothing really that I can report today; but so far, as steady as she goes.

Brian Marshall:	Right, well then can I ask a few other questions? Can you see a permanent arrangement between yourselves and Planet if CaroRx™ gets U.S. approval?

Daniel Tusé:

It’s an interesting question and it applies to Planet and a number of other companies that are really recognizing the capabilities that we have in Owensboro, Kentucky for pilot as well as commercial manufacturing of plant-made molecules.  Obviously, these companies as their products go through the pipeline and the various clinical studies and eventually to approval, will need manufacturing capacity.  And there’s very few places in the world where you can actually access data and certainly we may have the most advanced there is. And the more the process becomes locked in with us for Planet or some other company, I think the more of an opportunity for us to have a long term relationship with these clients.  And we really value their trust in us and so far we believe we have delivered materials to their specifications which has enabled them, of course, to spend their money on the product rather than to build duplicative capacity.

So, we’re very happy to have Planets and Sigmas and EMDs in our list of clients and we haven’t really looked at any long term strategic alliance with these groups but it’s certainly a possibility.

Kevin Ryan:

Brian, this is Kevin.  I’d be happy to send you another copy of the July 12 press release in which Elliott Fineman, President and CEO of Planet was very bullish about the relationship.  And as his product receives expansive demand, I would think that a supply channel that he can count on is very important.

Brian Marshall:	Well then, do you see perhaps Planet coming back for - to get you to manufacture the clinical trial amounts that he’s going to need for his other two protein candidates?

Kevin Ryan:	Well, that would be a question that Elliott would have to answer. But based on our relationship and based on the success of what we have for the CaroRx™ product, I would bet strongly for it.

Brian Marshall:

Right, again, probably a question for Daniel.  In July’s European Biotechnology News, Icon were reported as having increased protein yield to four grams per kilo of leaf bio mass.  That would be approximately 350 to 400 pounds per acre of protein, you know.  Which would put us at a huge advantage compared to current bioreactor technology and contained technologies.  Given our partnership with Icon, have we got that technology at our disposal?

Daniel Tusé:

It depends on what you mean by our disposal.  We have as you know an announced collaboration with Icon to tackle a molecule that for strategic reasons neither side has chosen to reveal at this time.  We have a collaboration that makes use of that technology at Icon for gene expression.  Our expertise is to literally look at how this protein is made and to get out as much as possible from the leaf issue.  I don’t want - I have no reason to disbelieve these yields and Icon and a couple of other groups have reported fairly high initial yields of protein in plant tissue.  Our - as you know Brian, we have been very conservative in our estimates.  We do not use measures of total soluble protein or things like this.  We - what matters to us is because we do have the downstream experience here is how much of that protein can you actually pull out of the plant tissue in the correct form so that you don’t have any abherent or misfolds that could be safety problems and so forth.  So, we tend to look at once you extract, once you have a process that is scalable, what is the net yield on a biomass basis.  And we certainly have achieved and will continue to report, you know, 1.5, 2, 2.5 grams per kilo routinely for most of the proteins we made.  If somebody has doubled that, we’d like to see it and, you know, in more of a scale up or defined process condition that I think it would be a dramatic improvement if Icon or others have actually achieved that level of expression because that would certainly suggest that the economics for many very expensive molecules could be vastly improved.

Brian Marshall:

Yes, but what I was saying is with that - with Icon’s technology and their - your current partnership, are you actually going to possibly see that sort of degree of protein expression in the current product that you’re partnering with them on?

Robert Erwin:	Brian, this is Bob Erwin.

Brian Marshall:	Yes, Bob.

Robert Erwin:

As you’re probably aware and as shareholders who read the various disclosure documents can see, I’m on the Board of both Large Scale Biology and Icon.  So, let me give you a perspective from having looked at both technologies - from having a bird’s eye view on both technologies.

These sorts of analyses really only are meaningful when they’re conducted on a product-by-product basis.  And I think that as I’ve looked at LSBC’s pioneering geneware technology versus Icon’s proprietary technology, there are certain molecules and certain categories of molecules that one technology is better suited for versus the other.  The collaboration we have with Icon on this specific undisclosed product, we believe we will optimize the yield and actually beat any other combined technological approach to manufacturing this molecule because of the particular characteristics of their technology, this molecule and our LSBC’s capabilities.  That wouldn’t necessarily be the case for every molecule, but I can tell you that there is a very friendly relationship between LSBC and Icon.  And as the two companies see business opportunity, if the pragmatic thing to do is to access the other company’s capabilities, there is a very easy channel of communication whereby that can be done.

So, as you probably know and as many people don’t know, in the fairly complicated world of manufacturing molecules, you can get extremely wide ranges of yield at the laboratory level and you can get extremely wide ranges of purified yield and active product yield as you go down from the engineering process steps.  So the answer, and I don’t want to be evasive, really has to come down to an analysis of each individual product.  And I think that this is a great partnership.  I think good things are going to come from it.  But it’s too soon in our joint exploration to really generalize at this point although we hope we’ll be able to do that more as we both gain more experience with the other companies’ technology.

Brian Marshall:

Right.  Well, I’d say it’s actually good to see that all the tobacco people working together whenever you see what’s happening in all the sectors of the industry with for instance Biolex taking over of Landegene - sort of solidifying that particular niche.  It’s good to actually see that people are working in the same crop actually get together and share their technology.

Can I ask one last question? Can you tell us exactly what is happening at Predictive at the minute taking into account John’s departure and so on?

Robert Erwin:

The Predictive process, at this point as before, is focused on obtaining samples to do prospective validation of diagnostic products.  There hasn’t really been a significant change in the operational focus.  We’ve made some changes, as you know, in the structure particularly in the management structure of PDI.  But I can tell you that everything is exactly on track and we’ve got an extremely talented team of enthusiastic people making good progress.

The primary limitation as in many things is working capital.  We’re being very conservative about how much money we’re allocating to the program at this point and we expect as we’re successful in some financing discussions we have underway that we’ll be able to increase the capital allocation to Predictive at some point.  And once you’re able to do that, I think we’ll see some very dramatic progress.

Brian Marshall:	Right, so it’s sort of boiled down at this stage then to validating what you are currently doing and again, once you work on peer validation that will give you the credibility to go forward.

Robert Erwin:

Yeah, if I can draw an analogy to the pharmaceutical products area, you know when you’re negotiating with a prospective partner, having clinical data gives you a much stronger starting point than having pre-clinical data which is of course better than just pure research data.

In the diagnostics area, what Predictive and some of its competitors have done to date has been to develop some extremely promising results based on very sophisticated analysis of complex diseases, extremely encouraging.  But that has to be prospectively validated using preferably blinded samples and a real world clinical setting.  It’s a judgment call how far down that path one goes with one’s own capital before entering into commercial business relationships.  Our preference is to go down that path with certain products, with our own resources, and go down that path with partners and other indications.  But we’ve got to be quite pragmatic about how we use our capital resources.  And as we have said in previous conference calls, our strategy at this point is to separately finance PDI and we are continuing those discussions.

Brian Marshall:

Right, actually to me that sounds as though you’ve finally learned the lesson that maybe you need to focus, rather than go after all the interesting products, focus on just the - what you can really develop to commercial stages on your own.  Which I’m going to - from my point of view, anyway, is a positive.  Thank you, gentlemen.

Robert Erwin:	Thank you for your questions.

Operator:	Thank you. At this time there are no further questions.

Kevin Ryan:

Thank you very much for joining us today and particularly I want to thank those that submitted questions.  Let me just close with one salient point that I think points very strongly to belief of the opportunity of the future.

Management has committed serious assets, personal assets, to the future.  And certainly to use Bob’s term, “a bird’s eye view,” we certainly have better than a bird’s eye view of what the future looks like - a lot of which current regulations prevent us from fully disclosing to you.  But obviously the commitment of financially states the belief of the future in this company and the great opportunity that will be presented by our products from a very talented scientific team.

During this process where our molecular products are being developed we are completely in tact with our science team which is very important to us.  It shows that beyond the financial commitment, we have committed, talented people.

I leave you with that thought.  Thank you for your support and on our next call, we certainly believe that we’ll have continued good news as we turn this company and start building a very significant product opportunity.  Thank you.

Operator:	Thank you. This concludes today’s Large Scale Biology Corporation Second Quarter 2005 Earnings Release conference call. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements.  Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our ability to obtain additional capital to fund our ongoing operations, our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities.  We cannot guarantee future results, levels of activity, performance or achievements.  You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q.  Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.